Exhibit 3.1

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PARTICIPATING
PREFERRED STOCK OF
TETRALOGIC PHARMACEUTICALS CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, TetraLogic Pharmaceuticals Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.              Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 12,222,225. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2.              Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“APA” means that certain Asset Purchase Agreement by and among the Corporation, TetraLogic Research and Development Corporation, a Delaware corporation (“TetraLogic Research”) and Medivir AB, a company organized under the laws of Sweden (“Medivir”), dated as of November 2, 2016, as may be amended supplemented or modified from time to time.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation and its Subsidiaries (including the Medivir Sale); (b) any change of control or other direct or indirect transfer of the Corporation’s securities such that after such transfer a Person or group of related Persons (other than holders of Notes and their respective affiliates) would own directly or indirectly fifty percent (50%) or more of the outstanding voting stock of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation).

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Notice” has the meaning set forth in Section 8.2(a).

“Conversion Price” means the price equal to the quotient obtained by dividing (x) the Liquidation Value then in effect by (y) the Conversion Ratio.

“Conversion Ratio” means the number of shares of Common Stock issuable by the Corporation upon conversion of one Share.  The Conversion Ratio shall initially be equal to 1.00, subject to adjustments as provided herein.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 8.

“Date of Issuance” means, for any Share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Dividend Payment Date” has the meaning set forth in Section 4.1.

“Excluded Issuances” means any issuance or sale by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series A Preferred Stock; or (b) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the Date of Issuance, provided that such Options or Convertible Securities are not amended on or after the date hereof to increase the number of shares of Common Stock issuable thereunder, to lower the exercise, conversion or exchange price thereof or to extend the term thereof.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Amount” has the meaning set forth in Section 5.1.

“Liquidation Value” means, with respect to any Share on any given date, $0.18 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series A Preferred Stock).

“Medivir Sale” means the sale of certain assets of the Corporation and TetraLogic Research to Medivir pursuant to the APA.

“Notes” means those certain issued and outstanding 8.00% Convertible Senior Notes due 2019 of the Corporation.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital stock or equivalent equity security is quoted or listed on the principal trading market on which the Common Stock is then listed, if any (or, if so elected by a majority of the then total outstanding Shares of Series A Preferred Stock, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or entity designated by a majority of the then total outstanding Shares of Series A Preferred Stock or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Change of Control, reorganization or recapitalization.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Approval” has the meaning set forth in Section 6.2.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series A Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Successor Entity” means one or more Person or Persons (or, if so elected by a majority of the then total outstanding Shares of Series A Preferred Stock, the Corporation or Parent Entity) formed by, resulting from or surviving any Change of Control, reorganization or recapitalization or one or more Person or Persons (or, if so elected by a majority of the then total outstanding Shares of Series A Preferred Stock, the Corporation or the Parent Entity) with which such Change of Control, reorganization or recapitalization shall have been entered into.

3.              Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

4.              Dividends.

4.1       Accrual and Payment of Dividends. From and after the Date of Issuance of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, semi-annually in arrears at the rate of 8% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a Liquidation of the Series A Preferred Stock in accordance with the provisions of Section 5; provided, that to the extent not paid on the last day of June and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any Share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 8. All accrued and accumulated dividends on the Shares shall be prior to and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities.

4.2       Participating Dividends. Subject to Section 4.1, in addition to the dividends accruing on the Series A Preferred Stock pursuant to Section 4.1 hereof, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, but excluding repurchases at cost of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 8 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

4.3       Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

5.              Liquidation.

5.1       Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution, winding up or Change of Control of the Corporation (collectively, a “Liquidation”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders after (i) taking into account the costs of Liquidation and after (ii) all outstanding payments on the Notes have been made in full, but before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holders, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared) (the “Liquidation Amount”).  If, in any Liquidation, the amount of consideration received by the Corporation or its Subsidiaries in such Liquidation is in the form of milestone payments or earn-outs, such amounts (net of costs of Liquidation) shall be promptly distributed first on the Notes until all outstanding amounts due under the Notes are paid in full and then to the holders of Series A Preferred Stock as and when received by the Corporation or its Subsidiaries until the Liquidation Amount owed to such holders is paid in full.

5.2       Miscellaneous.

(a)         Participation With Junior Securities on Liquidation. In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon a Liquidation under this Section 5, the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Junior Securities then outstanding, pro rata as a single class based on the number of outstanding shares of Junior Securities on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

(b)         Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (i) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to their respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such

Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (ii) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

6.              Voting.

6.1       Voting Generally. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written consent of stockholders in lieu of a meeting to the extent permitted by the Corporation’s bylaws, as may be amended and restated from time to time, or otherwise), except as provided by law or by the provisions of Section 6.2 below. In any such vote, each Share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is or would be without taking into account any limitations or pre-requisites to convertibility as set forth in Section 8, convertible pursuant to Section 8 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) given to the holders of Common Stock in accordance with the Corporation’s bylaws, as may be amended and restated from time to time.

6.2       Other Special Voting Rights. Without the prior written consent of holders of not less than a majority of the then total outstanding Shares of Series A Preferred Stock (a “Series A Approval”), voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, any of the actions or transactions described in this Section 6.2 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a)         create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation or any Option or other derivative exercisable for such security) or issue or sell, or obligate itself to issue or sell, any securities of the Corporation or any Subsidiary of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation or any Subsidiary of the Corporation or any Option or other derivative exercisable for such security), including any class or series of capital stock of the Corporation that ranks superior to or in parity with the Series A Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting);

(b)         (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the Liquidation of the Corporation, the payment of dividends, anti-dilution protections, or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the

Series A Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the Liquidation of the Corporation, the payment of dividends, anti-dilution protections, or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege;

(c)          increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any share of Preferred Stock;

(d)         other than as contemplated by this Certificate of Designation, amend, alter, modify or repeal the Certificate of Incorporation, this Certificate of Designation or the by-laws of the Corporation, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any Subsidiary of the Corporation;

(e)          (i) incur or issue, or cause any Subsidiary of the Corporation to incur or issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business in an amount less than $10,000 in a single transaction or series or related transactions and other than the payments provided by, or contemplated under, existing contractual agreements on the date hereof, or (ii) amend, renew, refinance, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A Preferred Stock;

(f)           redeem, purchase or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Corporation other than (i) with respect to the Series A Preferred Stock in accordance with this Certificate of Designation and (ii) as provided in Section 5;

(g)          conduct any business other than (i) taking such specific actions necessary and appropriate or otherwise reasonably related to the exercise and enforcement of the Corporation’s or its Subsidiaries’ rights arising under the APA and other contractual agreements and arrangements to which the Corporation or any of its Subsidiaries is a party or is bound or any of their respective assets is subjected; or (ii) actions reasonably related to the furtherance and or implementation of the transactions contemplated by the APA;

(h)         increase or decrease the size of the Board of Directors of the Corporation;

(i)             declare bankruptcy, dissolve, liquidate or wind up the affairs of the Corporation or any Subsidiary of the Corporation;

(j)            effect, or enter into any agreement to effect, a Change of Control except for the Medivir Sale;

(k)         acquire, or cause a Subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another Person, or enter into any joint venture with any other Person;

(l)             sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any assets of the Corporation or any Subsidiary of the Corporation, including the sale, transfer, license, lease, assignment or other disposition of the APA or any of the Corporation’s rights arising thereunder, but excluding the payment of trade payables in the ordinary course and other payments or dispositions under contractual agreements and arrangements to which the Corporation or any Subsidiary of the Corporation is a party or is bound or any of their respective assets is subjected, including under the APA;

(m)     enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation’s ability to perform its obligations under this Certificate of Designation, including the ability of the Corporation to pay dividends or make any redemption or other liquidation payment required hereunder;

(n)         (A) list any of the Corporation’s securities on any exchange, or (B) register any such securities under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder) (the “Exchange Act”); and

(o)         agree or commit (in writing or otherwise) to do any of the foregoing.

7.              Redemption.  The Series A Preferred Stock shall not be redeemable.

8.              Conversion.

8.1       Right to Convert. Subject to the provisions of this Section 8, each Share, shall, at the option of each holder of Series A Preferred Stock at any time and from time to time on or after the Date of Issuance, be converted into such number shares of Common Stock as determined by the Conversion Ratio; provided however, that such right may only be exercised during the period commencing on the business day immediately following the later of the date upon which (i) the shares of Common Stock have been deregistered under the Exchange Act, and (ii) the Corporation receives a milestone or earn-out payment pursuant to Section 3.2 or Section 3.3 of the APA (or other payment in lieu thereof).

8.2       Procedures for Conversion; Effect of Conversion

(a)         Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 8.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, and the number of Shares elected to be converted (a “Conversion Notice”) and (b) if the Shares are certificated, surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder and an agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate, in each case, as soon as practicable following the delivery of such Conversion Notice to the Corporation. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss or cancellation of the Shares on the books and records of the registrar for the Shares if the Shares are not certificated. Upon the receipt by the Corporation of a written election and, if applicable, the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1 and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)                Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 8.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

8.3                Reservation of Stock. The Corporation shall at all times when any Shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.5 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

8.4                No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof; provided, however, that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Shares of Series A Preferred Stock in respect of which such shares are being issued.

8.5                Adjustment to Conversion Ratio. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Ratio shall be subject to adjustment from time to time as provided in this Section 8.

(a)                Adjustments for Issuance of Common Stock. Except as provided in Section 8.5(b) and except in the case of an event described in either Section 8.5(c), Section 8.5(d), Section 8.5(e), or Section 8.5(f),  if the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell any shares of Common Stock without consideration or for consideration per share less the Liquidation Amount, then immediately upon such issuance or sale, the Conversion Ratio in effect immediately prior to such issuance or sale shall be increased (and in no event reduced) to a Conversion Ratio to proportionately reflect such issuance of Common Stock. Whenever following the Date of Issuance, the Corporation shall issue or sell any shares of Common Stock, the Corporation shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares issued or sold, or deemed issued or sold, the amount and the form of the consideration received by the Corporation and the method of computation of such amount and shall cause copies of such certificate to be mailed to the holders of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder).

(b)                Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Ratio with respect to any Excluded Issuance.

(c)                 Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by any subdivision of shares or recapitalization, stock dividends, stock splits or otherwise) into a greater number of shares of Common Stock (a “Subdivision”), the Conversion Ratio then in effect for Series A Preferred Stock shall be increased by multiplying such Conversion Ratio by the ratio of (A) the total number of shares of Common Stock outstanding immediately after such Subdivision to (B) the total number of shares of Common Stock outstanding immediately prior to such Subdivision.  In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock (a “Consolidation”), the Conversion Ratio then in effect for the Series A Preferred Stock shall be decreased by multiplying such Conversion Ratio by the ratio of (A) the total number of shares of Common Stock outstanding immediately after such Consolidation to (B) the total number of shares of Common Stock outstanding immediately prior to such Consolidation.  Any adjustment made pursuant to this Section 8.5(c) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, recapitalization, stock split, combination, consolidation, reclassification or other subdivision or combination, as the case may be.

(d)                Adjustments for Recapitalization, Reclassification, Exchange and Substitution.  If at any time or from time to time the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 8.5(a) above), then, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, the Shares of Series A Preferred Stock shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would have been entitled to receive prior to such recapitalization, reorganization or reclassification, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock that a holder of the number of shares of Common Stock into which shares of the Series A Preferred Stock would have been converted immediately before such recapitalization, reorganization or reclassification would have received in connection with such recapitalization, reorganization or reclassification.  In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of shares of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of shares of the Series A Preferred Stock immediately prior to such recapitalization or reorganization would have been entitled on such reorganization or recapitalization (but taking into account the relative value of the shares of Common Stock pursuant to such recapitalization or reorganization and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Shares of Series A Preferred Stock immediately prior to the occurrence or consummation of such recapitalization or reorganization).  With respect to the occurrence or consummation of any Change of Control (other than the Medivir Sale), reorganization or recapitalization, it shall be a condition precedent to the occurrence or consummation of any such transaction that, the Corporation and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Corporation shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Corporation” under this Certificate of Designation (so that from and after the date of such transaction, each and every provision of this Certificate of Designation referring to the “Corporation” shall refer instead to each of the Corporation and the Successor Entity or Successor Entities, jointly and severally), and the Corporation and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Corporation prior thereto and shall assume all of the obligations of the Corporation prior thereto under this Certificate of Designation with the same effect as if the Corporation and such Successor Entity or Successor Entities, jointly and severally, had been named as the Corporation in this Certificate of Designation.

(e)                 Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after Date of Issuance shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Ratio in effect immediately before such event shall be proportionately increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. Notwithstanding the foregoing (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Ratio shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding Shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(f)                  Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Date of Issuance shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 8.5(e) do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(g)                 Certain Events. If any event of the type contemplated by the provisions of this Section 8.5 but not expressly provided for by such provisions occurs, then the Board shall make an appropriate adjustment in the Conversion Ratio and the number of Conversion Shares issuable upon conversion of Shares of Series A Preferred Stock so as to protect the rights of the holder of such Shares in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8.5 shall decrease the Conversion Ratio or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 8.

(h)                Calculations.  All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(i)                    Certificate as to Adjustment.

(i)                    As promptly as reasonably practicable following any adjustment of the Conversion Ratio, but in any event not later than ten (10) days thereafter, the

Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)                 As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Ratio then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

9.              Notices.

9.1                In the event:

(a)                that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person (other than the Medivir Sale); or

(c)                 of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least twenty (20) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the

Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

9.2                Notice Mechanics. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (x) to the Corporation, at its principal executive offices and (y) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10.       Reissuance of Series A Preferred Stock. Any Shares of Series A Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary of the Corporation shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred.

11.       Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation with a prior Series A Approval, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that no amendment, modification or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 11.

12.       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

13.       Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization,

transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all of the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the holders of Shares of Series A Preferred Stock.  Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of Shares pursuant to this Certificate of Designation above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of the Shares of Series A Preferred Stock, and (iii) shall, so long as any Shares of Series A Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Shares of Series A Preferred Stock, the number of shares of Common Stock set forth in Section 8.3 to effect the conversion of the Shares of Series A Preferred Stock then outstanding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 18th day of November, 2016.

TetraLogic Pharmaceuticals Corporation

By:	/s/ Kevin Buchi
Name:	Kevin Buchi
Title:	Chief Executive Officer